For Further Information: Sean T. Smith Senior Vice President Chief Financial Officer (203)775-9000 ssmith@photronics.com
Press Release

PHOTRONICS ANNOUNCES CONVERTIBLE SENIOR NOTE OFFERING

     Brookfield, Connecticut March 22, 2011 -- Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today announced that it intends to offer, subject to market and other considerations, $100,000,000 aggregate principal amount of convertible senior notes maturing in 2016. In connection with this offering, Photronics intends to grant the initial purchasers an option to purchase up to an additional $15,000,000 aggregate principal amount of convertible senior notes to cover over-allotments. The convertible senior notes will be convertible into shares of Photronics common stock. The interest rate, conversion price and other terms of the convertible senior notes will be determined by negotiations between Photronics and the initial purchasers.

     Substantially concurrent with this offering, Photronics intends to acquire up to $30 million aggregate principal amount of its outstanding 5.50% convertible senior notes due 2014 in individually negotiated transactions, by delivering cash and/or shares of its common stock as consideration. In addition, following this offering the Company intends to repay up to $23 million of other outstanding higher interest bearing debt. The Company intends to use the remaining net proceeds to acquire from time to time additional 2014 notes in the open market and for general corporate purposes, which may include, among other things, working capital and capital expenditures.

     The notes and the shares into which the notes will be convertible have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes or the common stock into which the notes will be convertible in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics' web site involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices, and other factors. These risks and uncertainties relate principally to what the terms of the offering will be and whether the offering will be completed.